Exhibit 23.2

Consent of Independent Auditors

The Board of Directors of TiVo Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of TiVo Inc. to be filed on or about February 12, 2004 of our report dated February 28, 2003, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended January 31, 2003, which report appears in the January 31, 2003, annual report on Form 10-K of TiVo Inc.

Our report refers to our audit of the adjustments that were applied to revise the consolidated financial statements for the one-month ended January 31, 2001 and the year ended December 31, 2000, as more fully described in Note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the consolidated financial statements for the one-month ended January 31, 2001 and the year ended December 31, 2000 other than with respect to such adjustments.

/s/    KPMG, LLP

Mountain View, California

February 10, 2004